UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 9, 2018

WABCO HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-33332	20-8481962
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chaussée de la Hulpe 166, 1170 Brussels, Belgium 2770 Research Drive, Rochester Hills, Michigan		48309-3511
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 32-2-663-98-00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2018, WABCO Holdings Inc. (the “Company”) announced the appointment of Roberto Fioroni to the position of Chief Financial Officer, commencing no later than June 6, 2018. Mr. Fioroni will replace Alexander De Bock, who has served as Interim Chief Financial Officer since September 2017. Mr. De Bock will continue with the Company as Vice President Financial Planning & Analysis.

Mr. Fioroni, age 48, has over 20 years of financial experience. Prior to his appointment as Chief Financial Officer of the Company, Mr. Fioroni served in several senior roles for The Goodyear Tire & Rubber Company (“Goodyear”), one of the world’s largest tire companies. Most recently, Mr. Fioroni was Vice President Finance, EMEA having previously served as Vice President, Global Internal Audit, and Finance Director, EMEA. Prior to joining Goodyear in 2009, Mr. Fioroni held several financial roles at General Electric Company (“GE”), including Chief Financial Officer, EMEA, GE Security. Mr. Fioroni holds a Degree in Business Administration from Bocconi University, Italy.

In connection with his appointment as Chief Financial Officer, the Company and Mr. Fioroni entered into an Offer Letter, dated March 5, 2018, governing the terms of Mr. Fioroni’s employment. The Offer Letter provides that Mr. Fioroni will be based in Brussels, Belgium and will report to the Company’s Chairman and Chief Executive Officer and receive the following compensation:

•	A base salary of €400,000;

•	Eligibility to participate in the Company’s Annual Incentive Plan (“AIP”), with a target award of 70% of his base salary, subject to the achievement of predetermined objectives established in accordance with the plan;

•	Eligibility to participate in the Company’s Long-Term Incentive Plan, with a target award of 45% of his base salary, subject to the achievement of predetermined objectives established in accordance with the plan;

•	Eligibility to participate in the Company’s Equity Incentive Plan, with a target award of $500,000;

•	A sign-on equity award of restricted stock units with an initial value of $600,000, effective as of the first day of his employment at the Company, which will vest ratably over three years beginning on the first anniversary of the date of grant;

•	Severance benefits in the event that Mr. Fioroni’s employment is terminated for any reason other than for “cause”, equal to one and one-half times his base salary plus targeted AIP, subject to the execution of a release agreement relating to all claims against the Company and its affiliates.

•	Change-in-control payments equal to three times his base salary and three times his targeted AIP award in the event that Mr. Fioroni’s employment is terminated by the Company without cause or by him for “good reason” within 24 months after a “change in control.”

•	Benefits provided to the Company’s expatriate executives, including housing allowance and tax assistance, as well as certain other benefits provided to the Company’s executives, including participation in a defined contribution pension plan, life insurance, health and disability insurance, a financial planning allowance, and a company car.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the text of such letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018.

There are no arrangements or understandings between Mr. Fioroni and any other persons pursuant to which he was appointed as Chief Financial Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Fioroni and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Fioroni as Chief Financial Officer of the Company is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K to the extent described in Item 5.02.

Exhibit No.	Description of Document

99.1	Press Release dated March 9, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2018	WABCO HOLDINGS INC.

	By:	/s/ LISA BROWN
	Name:	Lisa Brown
	Title:	Chief Legal Officer & Secretary